Exhibit 10.20

502 West Office Center Drive Fort Washington, PA 19034 Phone: 215.461.2000 Fax: 215.461.2006 www.vitaepharma.com

July 21, 2008

Tina Fiumencro

Dear Tina:

You and Vitae Pharmaceuticals, Inc. (the “Company”) signed an offer letter dated December 19, 2005 (the “Offer Letter”). To avoid potential adverse tax consequences imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Offer Letter is hereby amended by inserting the following new provisions at the end of the Offer Letter:

(a)                                The definition of “Good Reason” in the Offer Letter is hereby amended and restated in its entirety as follows:

“Good Reason” shall mean your voluntary resignation within 12 months after one of the following conditions comes into existence without your consent: (A) a change in your position with the Company that materially reduces your level of authority or responsibility, including without limitation a change in your reporting obligations, by requiring you to report to someone other than the Chief Executive Officer of the Company (provided that, in the event a Change in Control occurs, a change in your reporting relationship with the Chief Executive Officer of the Company (or it’s successor entity) pursuant to such Change in Control shall not be deemed Good Reason hereunder), (B) a material reduction in your base salary, (C) receipt of notice that your principal workplace will be relocated by more than 50 miles, or (D) a material failure by the company to comply with its obligations to you under this letter agreement. Notwithstanding the foregoing, a condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

(b)                                The following new provisions are hereby added at the end of the Offer Letter:

Separation from Service. Wherever this Offer Letter refers to a termination of employment, termination of service or similar event, including (without limitation) a termination without cause or involuntary termination, the reference will be construed as a Separation, as defined below. This paragraph supersedes any contrary provision of this Offer Letter.

Release and Commeneement of Payments. If this Offer Letter requires that you execute a release of claims in order to receive severance benefits, the Company will deliver the form of release to you within 30 days after your Separation, as defined below. You must execute and return the release within the period of time set forth in the form of release provided by the Company. The salary continuation payments under this  Offer Letter will commence within 30 days after you return the release.

Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, as defined below, then (a) the salary continuation payments under this Offer Letter, to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (b) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence. If applicable, this paragraph supersedes any contrary provision of this Offer Letter.

Definition. For all purposes under this Offer Letter, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

Except as expressly set forth above, the Offer Letter will remain in effect without change.

You may indicate your agreement with this amendment of the Offer Letter by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This letter agreement may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Very truly yours.

VITAE PHARMACEUTICALS, INC.

By:	/s/ Pauline Javorski
Title:	HR Manager

I have read and accept this amendment:

/s/ Tina Fiumenero
Dated:	7/23/08